Exhibit 5.1

February 11, 2020

Myomo, Inc.

One Broadway, 14th Floor

Cambridge, Massachusetts 02142

Re:    Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-235538) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the related Registration Statement on Form S-1 filed under Rule 462(b) under the Securities Act (File No.333-236360) (as amended or supplemented, collectively, the “Registration Statement”) relating to the registration of the offering by Myomo, Inc., a Delaware corporation (the “Company”) of up to (i) 1,981,450 shares (the “Shares”) of the Company’s Common Stock, $0.0001 par value per share, (ii) warrants (the “Warrants”) to purchase up to 2,464,450 shares of Common Stock (the “Warrant Shares”) (iii) warrants (the “Prefunded Warrants) to purchase up to 483,000 shares of Common Stock (the “Prefunded Warrant Shares”) and (iv) warrants (the “Underwriter Warrants”) to purchase up to 246,445 shares of Common Stock (the “Underwriter Warrant Shares” and, collectively with the Shares, the Warrants, the Warrant Shares, the Prefunded Warrants, the Prefunded Warrant Shares and the Underwriter Warrants, the “Securities”), including Shares and Warrants purchasable by the underwriter upon its exercise of an over-allotment option granted to the underwriter by the Company. The Securities are being sold to the underwriter named in, and pursuant to, an underwriting agreement between the Company and such underwriter (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law and the law of New York.

Based on the foregoing, we are of the opinion that:

(1) The Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

(2) The Warrants, the Prefunded Warrants and Underwriter Warrants have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company.

Myomo, Inc.

February 11, 2020

(3) The Warrant Shares, have been duly authorized, and when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable. The Prefunded Warrant Shares, have been duly authorized, and when and if issued upon exercise of the Prefunded Warrants in accordance with the terms of the Prefunded Warrants, will be validly issued, fully paid and non-assessable. The Underwriter Warrant Shares have been duly authorized, and when and if issued upon exercise of the Underwriter Warrants in accordance with the terms of the Underwriter Warrants, will be validly issued, fully paid and non-assessable.

The opinion expressed in numbered opinion paragraph 2 above is subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP